Exhibit 99.1

NEWS RELEASE

PGT Innovations to Acquire 75% Ownership Stake in Eco Window Systems

•	Expected to accelerate revenue growth and expand margins in first year

•	Strengthens supply chain by adding glass production capacity

•	Diversifies and expands product lines in high-growth commercial market

•	Extends residential market footprint with minimal dealer overlap

•	Purchase price of $108 million for 75% ownership stake; TTM net sales of approximately $73 million with upper teens EBITDA margin; expected to be accretive to adjusted EPS within first year

VENICE, Fla., January 7, 2021 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products and products designed to unify indoor/outdoor living spaces, today announced it has signed a definitive agreement to acquire a 75% ownership stake in Eco Window Systems and its related companies (collectively, “Eco”) for a purchase price of $108 million, subject to closing adjustments. Eco is a leading manufacturer and installer of aluminum, impact-resistant windows and doors serving the South Florida region.

“The addition of Eco to our corporate family is expected to accomplish several objectives within our strategic framework for profitable growth,” said Jeff Jackson, President and Chief Executive Officer of PGT Innovations. “This transaction results in vertically integrated manufacturing capabilities, which strengthens our supply chain for glass and is expected to enable faster production. Further, we will have access to an additional portfolio of aluminum impact resistant products that we believe will enhance our presence in the multifamily and commercial channels. In addition, we will gain relationships with new dealers whom we do not currently serve.”

“Eco has strong brand recognition in the residential market and its dealer network is highly complementary to our existing footprint with minimal dealer overlap. We are excited about continuing our longstanding relationship with Eco, which has been both a supplier and customer to us over the years. We believe this combination will accelerate our growth and increase our ability to serve the expanding southern Florida market,” added Mr. Jackson.

Expected Strategic and Financial Benefits

Strengthens supply chain by adding glass production capacity

•	Eco locally produces 100% of its own glass

•	Vertical integration of glass production expected to enable incremental production capacity and greater visibility into and control of supply chain

Expands and diversifies product lines in high-growth commercial market

•	Eco’s growing commercial business complements PGT Innovations’ product lines

•	Florida multi-family market is expected to continue to grow, supported by long-term secular trends

Extends residential market footprint with minimal dealer overlap

•	Eco services the residential market primarily in southern Florida, through dealers who generally are not current customers of PGT Innovations

•	Additional aluminum product lines complement our existing product portfolio

Combines similar cultures across both organizations

•	Shared values maintaining focus on our customers, who are at the center of our business, and delivering customer-centric innovation

•	Long-standing relationship between management teams expected to facilitate a seamless integration

Transaction Financing, Approvals, and Timing to Close

The purchase price of $108 million is comprised of $100 million cash and $8 million of PGT Innovations common stock for a 75% ownership stake in Eco. PGT Innovations expects to finance the transaction with cash on hand and existing or additional financing arrangements. The Company expects its net leverage ratio at closing to be approximately 2.7x and the transaction to be completed by January 31, 2021, subject to customary closing conditions. The waiting period under the Hart Scott Rodino Act expired on December 9, 2020.

PGT Innovations retains an exclusive option to buy the remaining 25% of Eco beginning on the second anniversary of the closing of its purchase of the 75% ownership stake in Eco. During a limited window after the third anniversary of the closing date, Eco has the right to require PGT Innovations to purchase the remaining 25% interest of ECO if it has not done so by that date.

Advisors

Jones Day is serving as legal counsel and Truist is serving as financial advisor to PGT Innovations.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces. PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial®, Eze-Breeze® and NewSouth Window Solutions®. The Company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company’s high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

About Eco Window Systems

Eco Window Systems is a vertically-integrated manufacturer of aluminum impact windows and doors. Based in Miami, Florida, Eco operates three manufacturing facilities including glass production. In 2020, Eco began selling products into the commercial channel and has a growing pipeline of commercial projects over the next several years. Through Unity Windows, a wholly owned subsidiary of Eco, the company will also install its products in the commercial channel.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “expect,” “believe,” and similar terminology. These risks and uncertainties include factors such as:

•

the ability to successfully integrate the operations of Eco or to complete the integration of NewSouth Window Solutions into our existing operations and the diversion of management’s attention from ongoing business and regular business responsibilities to effect such integrations;

•

disruption from our recent or future acquisitions or increased expenses or unanticipated liabilities making it more difficult to maintain relationships with customers or suppliers of acquired businesses;

•

adverse changes in new home starts and home repair and remodeling trends, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;

•

macroeconomic conditions in Florida, where the substantial portion of our sales of impact-resistant products are generated, and in California, Texas, Arizona, Nevada, Colorado, Oregon, Washington and Hawaii, where the substantial portion of the sales of our indoor/outdoor living products are currently generated, and in the U.S. generally;

•

the impact of the COVID-19 pandemic and related measures taken by governmental or regulatory authorities to combat the pandemic, including the impact of the pandemic and these measures on the economies and demand for our products, including the products of Eco, in the states where we sell them, and on our customers, suppliers, labor force, business, operations and financial performance;

•

changes in raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions, or due to materials shortages related to the COVID-19 pandemic or otherwise;

•	our dependence on a limited number of suppliers for certain of our key materials;

•

our dependence on our impact-resistant product lines, which will increase with our acquisition of a controlling ownership stake in Eco, and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;

•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our acquisitions of Eco, NewSouth Window Solutions and Western Window Systems;

•

our level of indebtedness, which increased in connection with our acquisition of Western Window Systems and NewSouth Window Solutions, and will increase further in connection with our acquisition of Eco;

•

increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such debt;

•

the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisitions of Eco and NewSouth Window Solutions and Western Window Systems may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	increases in transportation costs, including increases in fuel prices;

•

our dependence on our limited number of geographically concentrated manufacturing facilities, which will be increased with our acquisition of a controlling interest in Eco , whose facilities are also located in Florida, where most of our other facilities are located;

•	sales fluctuations to and changes in our relationships with key customers;

•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;

•

risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended;

•	product liability and warranty claims brought against us;

•

in addition to the acquisitions of Eco and NewSouth Window Solutions, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected at the time we acquired it; and

•

the other risks and uncertainties discussed under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended October 3, 2020, and “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 28, 2019 and our other SEC filings.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) the impact of our acquisition of a controlling interest in Eco Window Systems (the “Eco acquisition”) on our revenue growth and margin expansion; (2) whether the Eco acquisition will be accretive to our earnings and the timing for it becoming accretive; (3) the Eco acquisition strengthening our supply chain for glass; (4) the Eco acquisition helping us achieve objectives within our strategic framework, including strengthening our position in multifamily and residential markets; (5) our net leverage ratio and deleveraging strategy following the Eco acquisition; (6) the Eco acquisition expanding our position and product portfolio in the South Florida markets; and (7) our ability to integrate the Eco businesses with our existing business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This press release includes financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as net leverage ratio and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that adjusted EBITDA provides useful information to investors and analysts about the Company’s performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of adjusted EBITDA and net leverage ratio are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures.

Adjusted EBITDA as used in the calculation of the net debt-to-Adjusted EBITDA ratio, consists of our adjusted EBITDA as described above, but for the trailing twelve-month period, adjusted pursuant to the covenants contained in the 2016 Credit Agreement due 2022.

The Company has presented forward-looking statements regarding its anticipated net leverage ratio in this press release. This non-GAAP financial measure is derived by excluding certain amounts, expenses or income from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking net leverage ratio to the most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort of expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. This non-GAAP financial measure is a preliminary estimate and is subject to risks and uncertainties. Any variation between the Company’s actual results and preliminary financial data set forth above may be material.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:

Sherri Baker, 941-480-1600

Senior Vice President and CFO

SBaker@PGTInnovations.com

Media Relations:

Stephanie Cz, 941-480-1600

Corporate Communications Manager

SCz@PGTInnovations.com